STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made and entered into as of June 2, 1999, by and between ISG Resources, a Utah corporation, having a business address at 136 East South Temple, Suite 1300, Salt Lake City, Utah 84111
("Buyer"), and Koch Carbon, Inc., a Kansas corporation, having a business address at 4111 East 37th Street North, Wichita, Kansas 67220 ("Seller");

RECITALS:

A. Seller is the sole shareholder of all the issued and outstanding shares of capital stock of Irvine Fly Ash, Inc., an Ohio corporation, having its principal business address at 2303 Gilbert Street, Cincinnati, Ohio 45206 (the "Company"); and

B. Seller desire to sell, and Buyer desire to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of the Company for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Adjustment Amount" has the meaning as defined in Section 2.5.

"Affiliated Group" shall mean an "affiliated group" as defined in Section 1504(a) of the IRC.

"Applicable Contract" means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

"Best Efforts" means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"Breach" means a breach of a representation, warranty, covenant, obligation, or other provision of this agreement or any instrument delivered pursuant to the Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision except to the extent that any such representation, warranty, covenant, obligation or other provision may be limited or qualified by any other representation, warranty, covenant, obligation or other provision contained in the Agreement), or (b) any material claim (by and Person) or other occurrence or circumstance that is or was materially inconsistent with such representation, warranty, covenant, claim, occurrence, or circumstance, unless otherwise limited or qualified as set forth in the Disclosure Letter (as hereinafter defined).

"Buyer" has the meaning as defined in the first paragraph of the Agreement.

"Closing" has the meaning as defined in Section 2.3.

"Closing Date" means the date and time as of which the Closing actually takes place.

"Company" has the meaning as defined in the Recitals of the Agreement.

"Consent,"  means  any  approval,  consent,   ratification,   waiver,  or  other
authorization (including any Governmental Authorization).

"Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

(b)  the sale of the Shares by Seller to Buyer;

(c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement;

(d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company; and

(e) the Buyer and Seller entering into that certain Slag Sale and Purchase Agreement dated as of the Closing Date, which shall be duly executed and delivered between the parties in accordance with the form attached hereto as Exhibit 2.4(c) and made a part hereof by reference.

"Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages" has the meaning as defined in Section 10.2.

"Disclosure Letter" means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of the Agreement.

"Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment" means soil, land surface or subsurface strata, surface water (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground-waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(b) any environmental, health, or safety matters or conditions (including on-site contamination, occupational safety and health, and regulation of chemical substances or products);

(c) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(d) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environment Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resources damages; or

(e) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

"Environmental Law" means any Legal Requirement that requires or relates to:

(b) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(c) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(d)  reducing  the  quantities,   preventing  the  release,  or  minimizing  the
     hazardous characteristics of wastes that are generated;

(e) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(f)  protecting resources, species, or ecological amenities;

(g)  reducing to acceptable  levels the risks inherent in the  transportation of
     hazardous  substances,   pollutants,  oil,  or  other  potentially  harmful
     substances;

(h) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or

(i) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to ERISA or any successor law.

"Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

"GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Interim Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body of pursuant to any Legal Requirement.

"Governmental Body" means any of the following:

(b)  federal, state, local, municipal, foreign, or other government; or

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

"Hazardous Activity" means the distribution, generation, handing, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Material in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or posses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company, except the receipt, handling, transportation, disposal and sale of fly ash by the Company in the Ordinary Course of Business.

"Hazardous Material" means any waste or other substance that is listed, defined, designated, or classified as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing material, except the receipt, handling, transportation, disposal and sale of fly ash by the Company in the Ordinary Course of Business.

"Independent Auditor" means KPMG Peat Marwick, LLP

"Intellectual Property Assets" has the meaning as defined in Section 3.22.

"Interim Balance Sheet" has the meaning as defined in Section 3.4.

"IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" means the United States Internal Revenue Service or any successor agency.

"Knowledge" means that a Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) is actually aware of such fact or other matter.

"Legal Requirement" means any federal, state, local municipal law, ordinance, principle of common law, regulation, or statue.

"Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

"Order"  means  any  award,  decision,  injunction,  judgement,  order,  ruling,
subpoena,  or  verdict  entered,   issued,  made,  or  rendered  by  any  court,
administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(b) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(c) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if and) of such person.

"Organizational   Documents"   means  (a)  the   articles  or   certificate   of
incorporation and the bylaws of the Company, and (b) any amendments to any of the foregoing.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan" has the meaning as defined in Section 3.13.

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Related Person" means with respect to a specified Person other than an individual:

(b) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified person;

(c)  any Person that holds a Material Interest in such specified Person;

(d) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(e)  any Person in which such specified Person holds a Material Interest; and

(f) any Person with respect to which such specified Person serves as a general partner of a trustee (or in a similar capacity).

For purposes of this definition, "Material Interest" means any direct or indirect beneficial ownership of voting securities or other voting interest in a Person or equity securities or other equity interests in a Person.

"Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Seller" has the meaning as defined in the first paragraph of this Agreement.

"Seller' Releases" has the meaning as defined in Section 2.4.

"Shares" has the meaning as defined in the Recitals of this Agreement.

"Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Taxes" shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including the alternative minimum tax and the environmental tax as defined in Section 55 and 59A of the IRC), payroll and employee withholding taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, severance taxes, value added taxes, taxes measured by or imposed on capital, levies, imposts, duties, work's compensation, and other obligations of the same or similar nature, whether arising before or after the Closing Date.

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened" means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

7.   SALE AND TRASFER OF SHARES; CLOSING

7.1  SHARES

Subject to the terms and conditions of the Agreement, at the Closing, Seller will sell, transfer and deliver the Shares to Buyer, and Buyer will purchase the Shares from Seller.

7.2  PURCHASE PRICE

The purchase price for the Shares will be $6,000,000.00 (the "Purchase Price"), which shall be increased or decreased after the Closing Date by the Adjustment Amount determined in accordance with the provisions of Sections 2.5 and 2.6 hereof.

7.3  CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Seller located at 4111 East 37th Street North, Wichita, Kansas 67220, at 10:00 a.m. (local time) on or before the 2nd day of June, 1999, or at such other time and place as the parties may agree in writing. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in the Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of the Agreement and will not relieve any party of any obligation under this Agreement.

7.4  CLOSING OBLIGATIONS

At the Closing:

(b)  Seller will deliver to Buyer:

(c) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii)

(iii)a certificate executed by Seller representing and warranting to Buyer each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any disclosures that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5);

(iv)

(v) a certificate, dated as of the Closing Date and executed by the Controller of the Seller, substantially in the form and to the effect set forth in
     Exhibit 2.4(iii) hereof;

(vi)

(vii)the resignation of all current officers and directors of the Company, effective as of the Closing Date; and

(viii)

(ix) a copy of the Disclosure Letter, updated and current through the Closing Date.

(x)

(xi) Buyer will deliver to Seller:

(xii)

(xiii) the amount of the Purchase Price by wire transfer to the bank account specified by Seller; and

(xiv)a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of buyer's representations and warranties in the Agreement was accurate in all respects as of the date of the Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(o) Buyer and Koch Oil Marketing, S.A., and affiliate of Seller, shall enter into that certain Slag Sale and Purchase agreement dated as of the Closing Date, which shall be duly executed and delivered between the parties in accordance with the form attached hereto as Exhibit 2.4(c) and made a part hereof by reference

15.1 ADJUSTMENT AMOUNT

The Adjustment Amount (which may be a positive or negative number) will be equal to (a) any changes in the net assets of the Company for the period between the Interim Balance Sheet (as defined in Section 3.4) and the Closing Financial Statements (as defined in Section 2.6), as determined in accordance with GAAP, plus (b) interest on any such changes in the net assets of the Company, which will be paid in accordance with the applicable provisions of Section 2.6(b).

15.2     ADJUSTMENT PROCEDURE

(b) within a period of six days after the Closing Date, Seller will cause the Independent Auditor to prepare and deliver to Buyer an audited balance sheet and supporting footnotes (_Closing Financial Statement") of the Company as of May 31, 1999. If within thirty days following delivery of the Closing Financial Statements, Buyer has not given Seller notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection), then the net assets of the Company reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, than the issues in dispute will be submitted to Ernst & Young, LLP, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the accountants, will be binding and conclusive on the parties, except for fraud or obvious errors; and (iii) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination.

(c) On the tenth business day following the final determination of the Adjustment Amount, if the Purchase price (as increased or decreased by the Adjustment Amount( is greater than the payment made pursuant to Section
     2.4(b)(i), Buyer will pay the difference to Seller, and if the Purchase price is less than such payment, Seller will pay the difference to Buyer. All payments will be made together with interest at the annual rate of 8% compounded daily beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Seller must be made in the manner set forth in Section 2.4(b)(i). Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify.

4.   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1  ORGANIZATION AND GOOD STANDING

(b) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, with full corporate power and authority to conduct business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Except as set forth in Part
     3.1 of the Disclosure Letter, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction on which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(c) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently if effect.

3.1  AUTHORITY; NO CONFLICT

(b) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this agreement.

(b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief under, any Legal Requirement or any Order to which the Company or the Seller, or any of the assets owned or used by the Company, may be subject;

(iii)contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

 Except as set forth in Part 3.2 of the Disclosure Letter, neither the Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 CAPITALIZATION

The authorized  equity securities of the Company consist of 750 shares of common stock, without par value, of which 500 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of any Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than Company) or any direct or indirect equity or ownership interest in any other business.

3.4 FINANCIAL STATEMENTS

Seller has delivered to Buyer an unaudited balance sheet of the Company as at April 30, 1999 (the "Interim Balance Sheet") and the related unaudited statement of income for the six (6) months then ended. Such financial statements fairly present the financial condition and the results of operations of the Company at the respective date of and for the period referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring yearend adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in any notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

3.5 BOOKS AND RECORDS

Since November 1, 1997, the books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Since November 1, 1997, the minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholder and the Board of Directors, and no meeting of any such stockholder or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6 TITLE TO PROPERTIES; ENCUMBRANCES

(a) Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds, leases and other instruments by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own in connection with the facilities and other assets owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not otherwise required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (i) mortgages or security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) liens for current taxes not yet due, and (iv) with respect to real property, minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

(b) The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to any leased real property for the full term of the lease thereof. Each real property lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and of each other Person that is a party thereto, and except as set forth in Part 3.6 of the Disclosure Letter, there is no, and neither the Seller nor the Company has knowledge of any, or has received any, notice of any default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any real property lease. No penalties are accrued and unpaid under any real property lease.

3.7 CONDITION AND SUFFICIENCY OF ASSETS
The equipment of the Company is in good operating condition and repair, and adequate for the uses to which it is being put, and none of the equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment of the Company is sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8 ACCOUNTS RECEIVABLE

All accounts receivable of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented by the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.9 INVENTORY

 At the time of Closing, the business assets and other property of the Company shall not include any inventory of fly ash or any other dry bulk material.

3.10 NO UNDISCLOSED LIABILITIES

 To the Knowledge of Seller and the Company, except as otherwise provided in this Agreement or as set forth in Part 3.10 of the Disclosure Letter (or any other part of the Disclosure Letter) or as otherwise included as part of any Applicable Contract entered into by the Company in the Ordinary Course of Business, the Company has no undisclosed liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Interim Balance Sheet (including the related unaudited statement of income) or the Closing Financial Statements and (b) liabilities or obligations otherwise incurred by the Company in the Ordinary Course of Business.

3.11 TAXES

(a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed pursuant to applicable Legal Requirements, except where the failure to file Tax Returns would not have a material adverse effect on the financial condition of the Company. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves have been provided in the Interim Balance Sheet.

(b) The United States federal and state income Tax Returns of the Company have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1992. All deficiencies proposed as a result of any such audits have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings. Except as described in Part 3.11 of the Disclosure Letter, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Interim Balance Sheet or in Part 3.11 of the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) To the Knowledge of Seller and the Company, all Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. Any tax sharing agreement between the Seller and the Company shall be terminated as of the Closing Date and any such agreement will have no further effect for any taxable year (whether the current year, a future year or any past year).

(e) There are no liens for Taxes (other than current Taxes which are not yet due and payable) upon any of the assets or property of the Company.

(f) The Contemplated Transactions described in this Agreement are not subject to the tax withholding provisions of Subchapter A of Chapter 3 or Section 3406 of the IRC or any other Legal Requirement.

(g) All of the assets or other property with respect to which the Company claims any depreciation, amortization or similar expense for Tax purposes is owned by the Company.

(h) Seller, with the cooperation of Buyer and the Company, shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Returns required by law to be filed by the Company for periods ending on or prior to the Closing Date, which Returns shall be true, correct and complete in all material respects, and all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Seller as and when required by law, except to the extent such Taxes have been accrued on the Closing Financial Statements of the Company as of the Closing Date.

(i) Any Tax refunds that are received by Buyer or the Company and any amounts credited against taxes to which Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date, shall be for the account of Seller, and Buyer shall pay to Seller any such refund or the amount of any such refund or the amount of any such credit within a period of fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against any Tax by a taxing authority to the Buyer or the Company of any amount accrued on the Closing Financial Statements, the Buyer shall pay such amount to Seller within fifteen (15) days after receipt or entitlement thereto.

(j) At Seller's request, the Buyer will cause the Company to make and/or join with the Seller or Seller's affiliated group in making any election by Seller or Seller's affiliated group that does not have a material adverse impact on the Company or Buyer in any Tax period following the Closing Date.

(k) In order to appropriately apportion any Taxes relating to a period that includes the Closing Date, the Seller and the Buyer will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company (a "short period"), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement.

(l) In any case where applicable law does not permit the Company to treat the Closing date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the Company's operations which would have qualified as a Short Period if such election had been permitted by applicable law (an "Interim Period") shall be (A) in the case of a Tax that is not based on net or gross income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such period, and (B) in the case of a Tax that is based on net or gross income, the Tax that would be due with respect to the Interim, Period if such Interim Period were a Short Period shall be determined based upon an interim closing of the books of the Company.

(m) Seller, at its expense, shall have the exclusive authority to represent the Company before the IRS or any other governmental agency or authority or any court regarding any Tax Return and/or Taxes paid by the Company for periods ending on or before the Closing Date, including, but not limited to (A) the exclusive control of any response to any examination by the IRS of any federal tax returns of the Seller's affiliate group in respect of the operation of the Company for such Periods or any examinations of a unitary state return of Seller's affiliate group; and (B) the exclusive control over any contest of any issue to the extent included in any return of the Seller's affiliated group through final determination, including, but not limited to, whether and in what forum to conduct such contest, and whether and on what basis to settle such contest.

(n) Buyer agrees to retain all of the Company's records regarding any of the Company's tax returns filed by law for all periods ending on or prior to the Closing Date. Buyer shall not destroy any of the Company's records covering periods prior to the Closing Date without the prior written consent in each instance of the Seller.

(o) In general, Seller and Buyer agree to cooperate with each other and their respective representatives in a prompt and timely manner, in connection with the preparation and filing of, and any administrative or judicial proceeding involving, any Tax return or information filed or required to be filed by or for Seller or any member of Seller's affiliated group for any period ending on or before the Closing Date, or the Buyer's affiliated group or any member thereof for any period ending after the Closing Date, with respect to any item or issue affecting the property or operations of the Company. Such cooperation shall include, but not be limited to, the execution and delivery to Seller by Buyer or any of its affiliated group (including the Company) of any waiver of the statute of limitations or any power of attorney required to allow Seller and its counsel to represent the Company in any controversy which the Seller shall have the right to control pursuant to this Section 3.11, the prompt and timely filing of appropriate claims for any refund on IRS Form 1139 (or any successor thereto), and making  available to the other parties,  during normal business hours,  all books, records (including, but not limited to, working papers and schedules) and information, officers and employees (without substantial interruption of employment) reasonably requested and necessary or useful in connection with any tax inquiry, audit, investigation, dispute, litigation or any other matter requiring such books, records, information, officers or employees for any reasonable business purpose. Notwithstanding the foregoing, neither party shall be required to furnish to the other the federal income tax returns or drafts thereof (except as otherwise expressly provided in this Agreement) of Seller's affiliated group or Buyer's affiliated group, as the case may be, for any period, except that each party shall furnish to the other the applicable portions of such returns reporting the operations of the Company and the applicable portions of all reports relating to the examination by the IRS or any other federal, state, local or foreign governmental agency relating to the examination of such returns.

(p) In order to assist Seller in complying with its obligations pursuant to this Section 3.11, within 180 days following the Closing Date, Buyer shall furnish to Seller any information that may be necessary for Seller to prepare a draft federal income Tax return reporting the operations of the Company for the Short Period. Such draft return shall be prepared without regard to the items of income, gain, deduction, loss or credit of the other members of the Seller's affiliated group. All items of income, gain, deduction, loss and credit included in such draft return shall be reported therein on a basis consistent with the reporting of such items (or substantially similar items by the Company in prior federal income tax returns of Seller's affiliated group), except to the extent otherwise required by the IRC or as a result of a change in factual circumstances.

3.12 NO MATERIAL ADVERSE CHANGE

Since the date of the Interim Balance Sheet, there has not been any material adverse change (or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change) in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13 EMPLOYEE BENEFITS, ETC.

(a) Subject to the provisions of Section 3.20, as of the Closing Date, the Company shall terminate its employment relationship with all of its employees and the Seller shall be responsible for (A) the payment of all wages, severance and other remuneration due to such employees with respect to their employment services for the Company prior to the Closing Date, including accrued vacation, (B) the provision of health plan continuation coverage for such employees in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 609 of ERISA ("COBRA"), and (C) the handling of relationships with and any liabilities to such employees as a result of any claims, demands, suits, proceedings and the like arising prior to the
     Closing Date, or obligations triggered by, or resulting from, the Contemplated Transactions, except such liabilities as may arise from any employmentrelated decisions of Buyer with respect to such employees

(b) As of the Closing Date, Buyer shall cause the Company to make available to the employees of the Company hired on or after the Closing Date such benefit plans and programs as shall be comparable to those offered to similarly situated employees of the Company prior to the Closing Date. Such employees shall be given credit for all years of service recognized by the Company under its current employee benefit plans and other benefit arrangements for the purposes of determining eligibility to become a participant, including their vested interest under any retirement plan, based upon their recognized original date of employment with the Company. For each such employee who was enrolled in any group medical and dental coverage offered by the Company on the Closing Date and who thereafter enrolls in any group medical and dental plan of the Buyer or the Company, the Buyer shall (A) waive or cause the Company to waive any preexisting condition limitation that might otherwise apply to such employee, and (B) agrees to recognize or cause the Company to recognize the dollar amount of all expenses incurred by such employee during the year in which the Closing Date occurs for purposes of satisfying the deductibles and copayment limitations in accordance with the terms of such group medical and dental plan of the Buyer or the Company. Seller will cause the Company to provide the Buyer with a true and complete listing of all amounts so expended and such other information as Buyer may reasonably require in order to properly administer any provisions of this Section 3.13(a).

(c) All former Company employees hired by Buyer for employment by the Company on or after the Closing Date shall be subject to the vacation policy of the Buyer or any policy adopted by the Company thereafter, except that (A) such employees shall be given full vacation credit for prior years of service recognized by the Company prior to the Closing Date, and (B) the amount of annual vacation to which such employees are entitled on the Closing Date under the Company's vacation policy shall not be reduced and shall be carried forward on an annual basis until each such employee's annual vacation entitlements reach a parity with such entitlements under the vacation policy of the Buyer or any such policy thereafter adopted by the Company. Seller shall be responsible for payment to such employees based upon any accrued and earned but unused vacation entitlements prior to the Closing Date.

(d) Buyer and Seller hereby acknowledge and agree that this Agreement shall not constitute a contract of employment or otherwise between either Buyer, Seller or the Company and any employee of the Company, nor shall any such employee be entitled to rely on this Agreement as a basis for any breach of contract claim against either Buyer, Seller or the Company. In no event shall Seller have any liability for the administration or payment of any benefits due under any employee benefit plans maintained by the Buyer or the Company after the Closing Date.

(e) Pursuant to the Company terminating its employment relationship with all of its employees as contemplated under Section 3.13(a), Seller shall cause the Company to comply with all applicable federal, state and local laws, ordinances and regulations, including but not limited to the applicable provisions of the Worker Adjustment Retraining and Notification Act.

3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)  Except as set forth in Part 3.14 of the Disclosure Letter:

(i) to the Knowledge of Seller and the Company since November 1, 1997, the Company has been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) to the Knowledge of Seller and the Company since November 1, 1997, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and

(iv) the Company has not received since November 1, 1997, any pending notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)  Except as set forth in Part 3.14 of the Disclosure Letter:

(i) to the Knowledge of Seller and the Company, the Company is, and at all times since November 1, 1997, has been in full compliance with all of the terms and requirements of each Governmental Authorization held by the Company;

(ii) to the Knowledge of Seller and the Company, no event has occurred or circumstance exists since November 1, 1997, that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization held by the Company, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization held by the Company;

(iii) the Company has not received at any time since November 1, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization held by the Company, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization; and

(iv) to the Knowledge of Seller and the Company, all applications required to have been filed for the renewal of any Governmental Authorizations held by the Company have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations held by the Company collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.15 LEGAL PROCEEDINGS; ORDERS

(a)  To the  Knowledge  of Seller and the  Company,  except as set forth in Part
     3.15 of the Disclosure Letter, there is no pending Proceeding:

(i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and the Company, (1) no Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

(b)  Except as set forth in Part 3.15 of the Disclosure Letter:

(i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(ii) the Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii)to the Knowledge of Seller and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)  To the  Knowledge  of Seller and the  Company,  except as set forth in Part
     3.15 of the Disclosure Letter:

(i) the Company is, and at all times since November 1, 1997, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

(iii)the  Company has not  received,  at any time since  November  1, 1997,  any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

(a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)  amendment to the Organizational Documents of the Company;

(c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, except as contemplated under the respective employment contracts with Messrs. James H. Irvine and Lee L. Irvine (the "Employment Contracts");

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company, except as contemplated under the respective Employment Contracts;

(e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, except in the Ordinary Course of Business, or
     (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $25,000, except in the Ordinary Course of Business;

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

(i)  material change in the accounting methods used by the Company;

(j)  agreement,  whether  oral  or  written,  by  the  Company  to do any of the
     foregoing,   except  as  contemplated   under  the  respective   Employment
     Contracts;

(k) transaction by the Company with any of its officers, directors, employees, stockholders or affiliates, other than pursuant to an Applicable Contract, the respective Employment Contracts between the Seller and Messrs. James H. Irvine and Lee L. Irvine, or arrangement in effect on the date of the Interim Balance Sheet and disclosed to Buyer; or

(l) entry into of any agreement by the Company to do or engage in any of the foregoing, including, without limitation, any merger, sale of substantially all the assets or other business combination not otherwise restricted by any of the foregoing provisions.

3.17 CONTRACTS; NO DEFAULTS

(a) To the Knowledge of Seller and the Company, Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company;

(ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company;

(iii)each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iv) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

(v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii)each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(viii) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix) each power of attorney that is currently effective and outstanding;

(x)  each Applicable Contract for capital expenditures in excess of $25,000;

(xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xii)each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)  Except as set forth in Part  3.17(b) of the  Disclosure  Letter,  as of the
     Closing:

(i) Seller (and no Related Person of Seller) neither has nor may acquire any rights under, and Seller neither has nor may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

(ii) No officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c) To the Knowledge of Seller and the Company, except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d)  Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i) to the Knowledge of Seller and the Company, the Company is, and at all times since November 1, 1997, has been, in material compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii) to the Knowledge of Seller and the Company, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since November 1, 1997, has been, in material compliance with all applicable terms and requirements of such Contract;

(iii)to the Knowledge of Seller and the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may materially contravene, conflict with, or result in a material violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv) to the Knowledge of Seller and the Company, the Company has not given to or received from any other Person, at any time since November 1, 1997, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e) to the Knowledge of Seller and the Company, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(f) to the Knowledge of Seller and the Company, the Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 INSURANCE

It is hereby acknowledged and agreed that the majority of the Company's property and liability exposures are insured under risk financing programs provided through the Seller, which utilize a combination of selfinsurance and large deductibles, as well as other riskfinancing techniques; therefore, effective as of the Closing, (a) Seller shall be entitled to cancel and terminate all property and liability insurance coverage applicable to the property and business operations of the Company, and (b) Buyer and/or the Company shall bear all risk of loss and liability accruing from and after the Closing with respect the property and business operations of the Company.

3.19 ENVIRONMENTAL MATTERS

Except as set forth in part 3.19 of the disclosure letter:

(a) To the Knowledge of Seller and the Company, the Company is, and at all times since November 1, 1997, has been in substantial compliance with, and since November 1, 1997, has not been and is not in material violation of, any applicable Environmental Law. Neither the Seller nor the Company has any basis to expect any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure by the Company to comply with any Environmental Law, or of any actual or Threatened obligation of the Company to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, transported, imported, used, or processed by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by the Company.

(b) There are no pending or, to the Knowledge of Seller and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has an interest.

(c) Neither the Seller nor the Company has any basis to expect, nor has either of them received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) To the Knowledge of Seller and the Company, neither the Seller nor the Company has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company has an interest.

(e) To the Knowledge of Seller and the Company, there are no Hazardous Materials present on the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities. Neither the Company, nor to the Knowledge of Seller and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has an interest except in full compliance with all applicable Environmental Laws.

(f) To the Knowledge of Seller and the Company, since November 1, 1997, there has been no Release or, to the Knowledge of Seller and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has an interest, whether by Seller, the Company, or any other Person.

(g) Seller has to its Knowledge delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

3.20 EMPLOYEES

(a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee (other than officers and directors) of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since November 1, 1997; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thriftsavings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership, severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan.

(b) Except as set forth in the respective Employment Contracts between the Seller and Messrs. James H. Irvine and Lee L. Irvine, or Part 3.20 of the Disclosure Letter, to the Knowledge of Seller and the Company, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business in the Ordinary Course of Business.

(c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

(d) Buyer may interview and make offers of employment to each of the employees of the Company, effective as of the Closing Date. Any such offers of employment shall be made on substantially the same terms and conditions and at substantially the same levels of compensation as exist with each such employee prior to the Closing Date. On or before the Closing Date, Buyer shall provide Seller with a written list of all employees of the Company who have accepted offers from the Buyer for employment by the Company as of the Date of Closing.

3.21 LABOR RELATIONS; COMPLIANCE

The Company is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any the Company or its premises, or
     (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees  by the  Company,  and no  such  action  is  contemplated  by the
     Company. To the Knowledge of Seller, the Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To the Knowledge of Seller, the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22 INTELLECTUAL PROPERTY

(a) Intellectual Property Assets. With respect to the Company, the term "Intellectual Property Assets" includes:

(i) the name Irvine Fly Ash, Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); and

(ii) all knowhow, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

(b)  KnowHow Necessary for the Business.

(i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii) To the Knowledge of Seller and the Company, no employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

(c)  Trademarks.

(i) To the Knowledge of Seller and the Company, the Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii) To the Knowledge of Seller and the Company, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Seller, no such action is Threatened with the respect to any of the Marks.

(iii)To the Knowledge of Seller and the Company, there is no potentially interfering trademark or trademark application of any third party.

(d)  Trade Secrets.

(i) To the Knowledge of Seller and the Company, with respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Seller and the Company have taken all reasonable precautions in the Ordinary Course of Business to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii)To the Knowledge of Seller and the Company, (A) the Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets, (B) the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company, and (C) no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23  CERTAIN PAYMENTS

To the Knowledge of Seller and the Company, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24  DISCLOSURE

(a) To the Knowledge of Seller and the Company, no representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to Seller that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

3.25 RELATIONSHIPS WITH RELATED PERSONS

As of the Closing, neither the Seller nor any Related Person of Seller or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business, except that certain Commercial Lease Agreement dated as of November 1, 1997, by and between 2303 Gilbert Associates, as Lessor, and the Company, as lessee, covering certain office facilities located at 2303 Gilbert Avenue, Cincinnati, Ohio 45206 (the "Office Lease"). Neither the Seller nor any Related Person of Seller or, to the Knowledge of Seller, of the Company is the owner (of record or as a beneficial owner) of any equity interest, or any other financial or profit interest in, any Person that has (i) business dealings or a material financial interest in any transaction with the Company other than the Office Lease or business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to the sale of fly ash or related services of the Company (a "Competing Business") in any market presently served by the Company, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the overthecounter market. Except as set forth in Part 3.25 of the Disclosure Letter, neither the Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.26 BROKERS OR FINDERS

Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah.

4.2 AUTHORITY; NO CONFLICT

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the related closing documents and to perform its obligations under this Agreement and the related closing documents, respectively.

(b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)  any provision of Buyer's Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

4.4 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, no such Proceeding has been Threatened.

4.5 BROKERS OR FINDERS

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5. COVENANTS OF SELLER

5.1 ACCESS AND INVESTIGATION

Subject to the terms and conditions contained in that certain Confidentiality Agreement dated as of December 9, 1998, by and between Buyer and Seller, it is understood and agreed that between the date of this Agreement and the Closing Date, without unreasonable interference with the business operations of the Company, Seller will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data pertaining to the Company as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, 'operating, and other data and information pertaining to the Company as Buyer may reasonably request.

5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to:

(a) conduct the business of the Company only in the Ordinary Course of Business;

(b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(c)  confer with Buyer concerning operational matters of a material nature; and

(d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3 NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4 REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, (a) reasonably cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

5.5 NOTIFICATION

Between the date of this Agreement and the Closing Date, the Seller will promptly notify Buyer in writing if the Seller or the Company becomes aware of any fact or condition that causes or constitutes a material Breach of any of Seller's representations and warranties as of the date of this Agreement, or if the Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, the Seller will promptly notify Buyer of the occurrence of any material Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except  as  expressly  provided  in  this  Agreement,   Seller  will  cause  all
     indebtedness owed to the Company by either Seller or any Related Person of the Seller to be paid in full prior to Closing.

5.7 NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Company and each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.8 BEST EFFORTS

Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

5.9 NONCOMPETITION

From and after the Closing Date, Seller agrees that:

(a) Except as otherwise contemplated under this Section 5.9, for a period of two (2) years from the Closing Date (the "Restricted Period"), the Seller, alone or in conjunction with any other Person, or directly or indirectly through a Related Person, will not directly or indirectly own, manage, operate, join, have a financial interest in, control or participate in the ownership, management, operation or control of, or use or permit its name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in providing services of any nature whatsoever related to the management, disposal, marketing, sale or other beneficial reuse of fly ash (the "Restricted Business") in the states of Ohio, Missouri, Indiana, Kentucky, Tennessee, West Virginia and/or Illinois (the "Territory"), provided that the Restricted Business shall not include
     (i) the transportation or terminating of fly ash or (ii) consulting services or the sale of flyash products (not to exceed 2,000 tons of fly ash per year) related to mixdesign by Seller or any Related Person within the Territory.

(b) In the event that any petroleum coke customer of the Seller requests that the Seller, alone or in conjunction with any other Person, or directly or indirectly through a Related Person, perform or provide any services related to the Restricted Business within the Territory during the Restricted Period, the Buyer shall have a right of first refusal to perform or provide the requested services. Once Seller has secured a bona fide offer from a third party to provide such services, then Seller will promptly submit in writing the pertinent details of such offer to Buyer, provided that Buyer shall then have a period of ten (10) business days to notify Seller in writing of the exercise of its right of first refusal in accordance with the terms of the thirdparty offer. To the extent that Buyer fails to notify Seller in writing of the exercise of its right of first refusal hereunder, then Seller may accept the terms of the thirdparty offer without any further duty or obligation to Buyer as to the performance of such services in connection with the Restricted Business. The parties agree that the intent of this Section 5.9(b) is to allow the Seller to meet the needs of its petroleum coke customers while at the sale time honoring the provisions of this Agreement. As such, the benefits of any contract between the Seller and its coalfired power plant customer related to the Restricted Business shall be in the form of a passthrough relationship for the benefit of the Buyer, and shall not contain any markup or other financial consideration to the Seller.

(c) During the Restricted Period, the Seller shall not directly or indirectly, or through a Related Person, (i) influence any individual who was an employee or consultant of the Company at any time, to terminate his or her employment or consulting relationship with the Company (except as provided in the respective Employment Contracts), (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or (iii) cause or attempt to cause or participate in any way in any discussion or negotiation which may cause (x) any client, customer or supplier of the Company or (y) any prospective client, customer or supplier of the Company, from engaging in business with the Company.

(d) The Seller agrees that the Buyer's remedies at law for any breach or threat of breach by it of any of the provisions of this Section 5.9 will be inadequate, and that, in addition to any other remedy to which Buyer may be entitled at law or in equity, Buyer shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 5.9 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting Buyer from pursuing, in addition, any other remedies available to it for such breach or threatened breach. A waiver by the Buyer of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provisions of this Agreement or of any subsequent breach.

(e) The parties hereto consider the restrictions contained in this Section 5.9 to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, but if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction on the Seller's activities, the provisions of this Section 5.9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 5.9 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

6. COVENANTS OF BUYER

6.1 APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) reasonably cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) reasonably cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 BEST EFFORTS

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

All of Seller' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, subject to the effect of any supplement to the Disclosure Letter.

7.2 SELLERS' PERFORMANCE

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections
     5.4 and 5.8 must have been performed and complied with in all respects.

7.3 CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

(a) an opinion of Seller's legal counsel, dated the Closing Date, in the form of Exhibit 7.4(a);

(b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a),
     (ii) evidencing the accuracy of any of Seller's representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7 NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person. affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Seller' obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Seller, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 BUYER'S PERFORMANCE

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations
     (considered individually), must have been performed and complied with in all material respects.

(b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have paid the Purchase Price required to be made by Buyer pursuant to Section 2.4(b)(i).

8.3 CONSENTS

Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

8.4 ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to Seller:

(a)  an opinion of Buyer's legal counsel, dated the Closing Date, in the form of
     Exhibit 8.4(a); and

(b)  such other  documents as Seller may  reasonably  request for the purpose of
     (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5 NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. TERMINATION

9.1 TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition in writing on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition in writing on or before the Closing Date;

(c)  by mutual consent of Buyer and Seller; or

(d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 2, 1999, or such later date as the parties may agree upon.

9.2 EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11. 1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal and/or equitable remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES

10.1 SURVIVAL

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing, subject to the provisions of Sections 10.4 and 10.5.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Subject to the  provisions of Sections 10.4 and 10.5,  Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable attorneys' fees) (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement (after giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date (after giving effect to any supplement to the Disclosure Letter), other than any such Breach that is expressly disclosed in a supplement to the Disclosure Letter;

(c) any Breach by Seller of any covenant or obligation of such Seller in this Agreement; or

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, (d) any Environmental, Health, and Safety Liabilities arising out of or relating to the ownership, operation, or condition occurring at any time after the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which the Company has an ownership interest, or (e) any bodily injury (including illness, disability, and death), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee of former employee of the Company, in any way arising from any Hazardous Activity conducted by the Company after the Closing Date, or from Hazardous Material that was Released by the Company at any time after the Closing Date.

10.4 TIME LIMITATIONS

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless within a period of two (2) years following the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

10.5 LIMITATIONS ON AMOUNT-SELLER

The indemnifying party shall not have any liability or obligation (for indemnification or otherwise) to the indemnified party with respect to the matters described in Sections 10.2 and 10.3 until the total of all Damages incurred by the indemnified party with respect to such matters exceeds $75,000 or the limits of any applicable and recoverable insurance coverage available to the indemnified party, whichever is greater, and then only for the amount by which such Damages exceed $75,000 or the limits of any such applicable and recoverable insurance coverage, whichever is greater; provided, however, that in no event shall Seller or any of its affiliated entities have any liability or obligation under this Agreement, including but not limited to the provisions of
Section   10.2   hereof,   in  excess  of  Six   Million   and  No/100   Dollars
($6,000,000.00).

10.6 PROCEDURE FOR INDEMNIFICATION-THIRD PARTY CLAIMS

(b)

(c) Promptly after receipt by an indemnified party under Sections 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

(d)

(e) If any Proceeding referred to in Section 10 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnifying party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(d) Seller hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.

10.7 PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS

A claim for indemnification for any matter not involving a thirdparty claim may be asserted by notice to the party from whom indemnification is sought.

11. GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel,  and  accountants.  Seller  will  cause  the  Company  not to incur any material outofpocket expenses in connection with this Agreement, unless expressly approved in writing by Buyer. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

11.2 PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller determines. Unless consented to in writing by Seller in advance or required by Legal Requirements, prior to the Closing Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication. Buyer shall have the right to announce (publicly or otherwise) the acquisition of the Company following the Closing of the Contemplated Transactions.

11.3 CONFIDENTIALITY

Without limitation of that certain Confidentiality Agreement dated as, of December 9, 1998, by and between Seller and Buyer, between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is
required  by  or  necessary  or  appropriate   in  Connection   with  any  legal
proceedings.

11.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with written confirmation of receipt), (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:     Koch Carbon, Inc.
            4111 East 37th  Street North
            Wichita, Kansas 67220

            Attention: President

            Facsimile No.: 316/8285046

            with a copy to: Ronald D. Watson, Esq.

            Facsimile No.: 316/8285803

 Buyer:     ISG Resources, Inc.
            136 East South Temple
            Suite 1300
            Sale Lake City, Utah 84111

Attention: Brett A. Hickman, Esq.

Facsimile No.: 801/2369730

11.5 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Kansas, County of Sedgwick, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Kansas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9 DISCLOSURE LETTER

(a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRDPARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.13 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14 GOVERNING LAW

This Agreement will be governed by the laws of the State of Kansas without regard to conflicts of laws principles.

11.15 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Seller:                                                  Buyer:

Koch Carbon, Inc.                               ISG Resources, Inc.


By:                                                      By:

Name:                                                    Name:


Title:                                                   Title: